Schedule A
                                     to the
                          Investment Advisory Agreement
                                     between
                         The Advisors' Inner Circle Fund
                                       and
                              Cambiar Investors LLC
                                       and
                             Amended August 31, 2004

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:


         PORTFOLIO                                             FEE
         ---------                                             ---

         Cambiar Opportunity Fund                             1.00%
         Cambiar International Equity Fund                    1.10%
         Cambiar Conquistador Fund                            1.15%